PINNACLE INTEGRATED SYSTEMS, INC.

Predecessor to ComCam International, Inc.

INDEX TO AUDITED FINANCIAL STATEMENTS

December 30, 2009

December 31, 2008 and 2007

                                                                                                                                      Page

Index                                                                                                                                 1

Report of Independent Registered Public Accounting Firm                                                     2

Balance Sheets                                                                                                                   3

Statements of Operations                                                                                                    4

Statements of Stockholders’ Equity (Deficit)                                                                         5

Statements of Cash Flows                                                                                                   6

Notes to Financial Statements                                                                                              7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Pinnacle Integrated Systems, Inc.

West Chester, Pennsylvania

We have audited the accompanying balance sheets of Pinnacle Integrated Systems, Inc. as of December 30, 2009, December 31, 2008 and 2007, and the related statements of operations, stockholders' equity and cash flows for the period ended December 30, 2009 and for each of the years in the two-year period ended December 31, 2008. Pinnacle Integrated Systems, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Integrated Systems, Inc. as of December 30, 2009, December 31, 2008 and 2007 and the results of its operations and its cash flows for the period ended December 30, 2009 and for each of the years in the two-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah

March 9, 2011

PINNACLE INTEGRATED SYSTEMS, INC.
AUDITED BALANCE SHEETS

	December 30,	December 31,
ASSETS	2009	2008	2007
Current assets:
Cash and cash equivalents	$160,489	408,088	-
Accounts receivable, net	1,062,748	670,582	-
Costs and estimated earnings in excess
of billings on uncompleted contracts	1,874	-	-
Prepaid expenses	9,595	-	-

Total current assets	1,234,706	1,078,670	-

Property and equipment, net	101,226	46,219	-
Intangible assets, net	-	-	-
Other assets	8,700	10,580	-

Total assets	$1,344,632	1,135,469	-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$340,809	212,938	-
Accrued expenses	170,686	18,682	-
Billings in excess of costs and estimated
earnings on uncompleted contracts	468,938	890,193	-
Related party notes payable	-	300,000	-

Total current liabilities	980,433	1,421,813	-

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $.01 par value; 2,000 shares
authorized, 1,000 shares issued and outstanding	10	10	10
Additional paid-in capital	395	395	395
Retained earnings (deficit)	363,794	(286,749)	(405)

Total stockholders' equity (deficit)	364,199	(286,344)	-

Total liabilities and stockholders' equity (deficit)	$1,344,632	1,135,469	-

The accompanying notes are an integral part of these financial statements.

PINNACLE INTEGRATED SYSTEMS, INC.
AUDITED STATEMENTS OF OPERATIONS

	Period
	Ended	Years Ended
	December 30,	December 31,
	2009	2008	2007

Revenues, net	$6,373,947	948,900	-
Cost of revenues	4,834,778	544,737	-

Gross profit	1,539,169	404,163	-

General and administrative expenses	738,980	688,732	100

Income (loss) from operations	800,189	(284,569)	(100)

Other income (expense):
Interest income	516	1,051	-
Interest expense	(2,162)	(2,826)	-

	(1,646)	(1,775)	-

Income (loss) before provision for
income taxes	798,543	(286,344)	(100)

Provision for income taxes - current	148,000	-	-

Net income (loss)	$650,543	(286,344)	(100)

The accompanying notes are an integral part of these financial statements.

PINNACLE INTEGRATED SYSTEMS, INC.
AUDITED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

					Total
			Additional	Retained	Stockholders'
	Common Stock		Paid-in	Earnings	Equity
	Shares	Amount	Capital	(Deficit)	(Deficit)

Balance at January 1, 2007	-	$-	$305	$(305)	$-

Issuance of common stock for cash	1,000	10	90	-	100

Net loss	-	-	-	(100)	(100)

Balance at December 31, 2007	1,000	10	395	(405)	-

Net loss	-	-	-	(286,344)	(286,344)

Balance at December 31, 2008	1,000	10	395	(286,749)	(286,344)

Net income	-	-	-	650,543	650,543

Balance at December 30, 2009	1,000	$10	$395	$363,794	$364,199

The accompanying notes are an integral part of these financial statements.

PINNACLE INTEGRATED SYSTEMS, INC.
AUDITED STATEMENTS OF CASH FLOWS

	Period
	Ended	Years Ended
	December 30,	December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$650,543	(286,344)	(100)
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating
activities:
Depreciation and amortization	22,047	4,670	-
(Increase) decrease in:
Accounts receivable	(392,166)	(670,582)	-
Costs and estimated earnings in excess
of billings on uncompleted contracts	(1,874)	-	-
Prepaid expenses	(9,595)	-	-
Other assets	1,880	(10,580)	-
Increase (decrease) in:
Accounts payable	127,871	212,938	-
Accrued expenses	152,004	18,682	-
Billings in excess of costs and estimated
earnings on uncompleted contracts	(421,255)	890,193	-

Net cash provided by (used in)
operating activities	129,455	158,977	(100)

Cash flows from investing activities:
Purchase of property and equipment	(77,054)	(50,889)	-

Net cash used in investing activities	(77,054)	(50,889)	-

Cash flows from financing activities:
Issuance of common stock	-	-	100
Proceeds from related party notes payable	-	300,000	-
Payments on related party notes payable	(300,000)	-	-

Net cash provided by (used in)
financing activities	(300,000)	300,000	100

Net increase (decrease) in cash	(247,599)	408,088	-

Cash, beginning of period	408,088	-	-

Cash, end of period	$160,489	408,088	-

The accompanying notes are an integral part of these financial statements.

PINNACLE INTEGRATED SYSTEMS, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 30, 2009 and December 31, 2008 and 2007

Note 1 – Organization and Summary of Significant Accounting Policies

Organization

Pinnacle Integrated Systems, Inc. (dba P2 ABC Controls) (the “Company”) was organized under the laws of the state of Pennsylvania on November 6, 2006. The Company is a leading security system integrator in correctional facilities, from juvenile to super-maximum security. Services include professional design, engineering, project management, installation, and maintenance.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are amounts due on contracts and are unsecured. Accounts receivable are carried at their estimated collectible amounts. Credit is generally extended on a short-term basis; thus accounts receivable do not bear interest although a finance charge may be applied to such receivables that are more than thirty days past due. Accounts receivable are periodically evaluated for collectibility based on past credit history with clients. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.

Property and Equipment

Property, improvements, and equipment are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Costs of major renewals or betterments are capitalized over the remaining useful lives of the related assets. Depreciation is computed by using the straight-line method. Equipment is depreciated over three to five years and furniture and fixtures are depreciated over seven years. Leasehold improvements are depreciated over the shorter of the estimated useful life or the remaining life of the lease. The cost of property disposed of and related accumulated depreciation is removed from the accounts at the time of disposal, and gain or loss is reflected in operations.

PINNACLE INTEGRATED SYSTEMS, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 30, 2009 and December 31, 2008 and 2007

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Long-Lived Assets

The Company evaluates its long-lived assets in accordance with Accounting Standards Codification (ASC) 360, “Accounting for the Impairment of Long-Lived Assets.”  Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.  When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination was made.

Revenue Recognition

The Company generates revenues from product sales, consulting, installation of security systems, and support and maintenance contracts. The Company’s revenue recognition policy is as follows:

•         Development and Delivery of Security Systems - Profits on long-term contracts are recorded primarily using the percentage of completion method for individual contracts. Estimated percentage of completion is determined on the basis of total costs expended as a percentage of total estimated costs. As the Company's long-term contracts extend over one or more years, revisions in cost and profit estimates are reflected in the accounting period that the revisions become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Revisions in the estimates required by subsequent performance and final contract settlements are included as adjustments to the results of operations in the periods such revisions and settlements occur. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation. General and administrative costs are charged to expense as incurred.

The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues earned in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues earned.

  Support and Maintenance Revenue – Revenue from support and maintenance agreements is recognized ratably over the term of the maintenance agreement, which in most instances is one year.

  Service Revenue – Revenue from system upgrades is recognized as the services are performed. Revenue from training and development services is recognized as the services are performed.

  Revenues from consulting services are recognized when a consulting agreement is executed that establishes the amount and scope of service to be provided, the consulting services have been performed, and the Company has no additional rescission, refund, or customer satisfaction requirements, and collectability of the amount billed is reasonably assured.

8

PINNACLE INTEGRATED SYSTEMS, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 30, 2009 and December 31, 2008 and 2007

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Income Taxes

Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse.

If the Company has uncertain tax positions, they are evaluated by management and a loss contingency is recognized when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgement and the amount ultimately sustained for an uncertain tax position could differ from the amount recognized. As of December 30, 2009, management did not identify any uncertain tax positions. The tax years previous to 2006 are closed to examination by the Internal Revenue Service.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. At December 30, 2009, the Company had cash balances in excess of federally insured limits in the amount of approximately $224,000.

Note 2 – Accounts Receivable

Accounts receivable consist of the following:

	2009	2008	2007

Trade accounts receivable	$589,192	601,196	-
Retainage receivable	473,556	69,386	-

	$1,062,748	670,582	-

PINNACLE INTEGRATED SYSTEMS, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 30, 2009 and December 31, 2008 and 2007

Note 3 – Contracts in Process

Information with respect to uncompleted contracts is as follows:

	2009	2008	2007

Cost of revenues	$3,774,258	701,295	-
Estimated earnings thereon	598,742	388,164	-

Estimated revenue earned	4,373,000	1,089,459	-
Less billings applicable thereto	(4,840,064)	(1,979,652)	-

	$(467,064)	(890,193)	-

Included in the financial statements under the following captions:

	2009	2008	2007

Costs and estimated earnings in excess	$1,874	-	-
of billings on uncompleted contracts

Billings in excess of costs and estimated
earnings on uncompleted contracts	(468,938)	(890,193)	-

	$(467,064)	(890,193)	-

Note 4 – Property and Equipment

Property and equipment consist of the following:

	2009	2008	2007

Equipment	$35,101	22,421	-
Leasehold improvements	36,432	19,293	-
Furniture and fixtures	7,795	7,795	-
Vehicles	48,614	1,380	-

	127,942	50,889	-
Less accumulated depreciation	(26,716)	(4,670)	-

	$101,226	46,219	-

PINNACLE INTEGRATED SYSTEMS, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 30, 2009 and December 31, 2008 and 2007

Note 5 – Related Party Notes Payable

Related party notes payable consist of the following:

	2009	2008	2007

Unsecured note payable to Robert Betty, an
officer of the Company, bearing no interest, and
due on demand.	$-	200,000	-

Unsecured note payable to Robert Durham, a
former officer of the Company, bearing interest
at 5.3%, and due on demand.	-	100,000	-

	$-	300,000	-

Note 6 – Operating Leases

The Company leases production and office space as well as equipment and vehicles under various non-cancelable operating leases expiring at various times through June 2013. Future minimum rental payments for these non-cancelable operating leases at December 30, 2009 are approximately as follows:

Year	Amount

2010	$70,000
2011	61,000
2012	59,000
2013	28,000

$218,000

Rental expense on operating leases for the period and years ended December 30, 2009,  was approximately $68,000, $28,000, and $0, respectively.

11

PINNACLE INTEGRATED SYSTEMS, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 30, 2009 and December 31, 2008 and 2007

Note 7 – Income Taxes

The difference between income taxes at statutory rates and the amount presented in the financial statements is a result of the following:

	2009	2008	2007

Income tax expense (benefit) at statutory rate	$245,000	(97,000)	-
Change in valuation allowance	(97,000)	97,000	-

	$148,000	-	-

Deferred tax assets are as follows:

	2009	2008	2007

Net operating loss carryforwards	$-	97,000	-
Valuation allowance	-	(97,000)	-

	$-	-	-

Note 8 – Supplemental Cash Flow Information

Actual amounts paid for interest and income taxes are as follows:

	2009	2008	2007

Interest	$2,162	2,826	-
Income taxes	$-	-	-

PINNACLE INTEGRATED SYSTEMS, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 30, 2009 and December 31, 2008 and 2007

Note 9 – Major Customers

Revenues from contracts with major customers which exceeded ten percent of net revenues are approximately as follows:

	2009	2008	2007

Customer A	$3,008,000	-	-
Customer B	665,000	-	-
Customer C	650,000	-	-
Customer D	-	210,000	-
Customer E	-	176,000	-
Customer F	-	158,000	-
Customer G	-	117,000	-

	$4,323,000	661,000	-

Note 10 – Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and related party notes payable. The carrying amount of these items approximates fair value because of their short-term nature and the notes payable bear interest at the market interest rate.

Note 11 – Subsequent Events

The Company evaluated its December 30, 2009 financial statements for subsequent events through , the date the financial statements were available to be issued. Other than the events noted below, the Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements.

On December 30, 2009, all of the outstanding shares of the Company were acquired by Comcam International, Inc. pursuant to the terms and conditions of a share purchase agreement with Robert Betty and Feng Brown, officers of the Company.

Note 12 – Recent Accounting Pronouncements

The FASB established the Accounting Standards Codification  as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States (GAAP).  Rules and interpretive releases of the Securities and Exchange Commission (SEC) issued under authority of federal securities laws are also sources of GAAP for SEC registrants. Existing GAAP was not intended to be changed as a result of the Codification, and accordingly the change did not impact our financial statements. The ASC does change the way the guidance is organized and presented.

PINNACLE INTEGRATED SYSTEMS, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 30, 2009 and December 31, 2008 and 2007

Accounting Standards Updates (ASU) No. 2009-2 through ASU No. 2011-01 were recently issued and contain technical corrections to existing guidance or affect guidance to specialized industries or entities. These updates have no current applicability to the Company and/or their effect on the financial statements are not significant.